Info-Quote Service, Inc.
2915 West Charleston
Suite # 7
Las Vegas, NV
89014

United States Securities and Exchange Commission
Attention Mr. Donald Reinhart

1.   The file number has been corrected

2. The amount of shares listed at the top of the prospectus cover has been changed to reflect 312,500

3. A statement to footnote # 1 has been added explaining that all funds will be returned to purchasers should the company not meet the minimum of $35,000.

4. Summary financial information has been added to the selected financial data section.

5.       Risk factors

         After further review the sixth risk factor has been removed.

         The eighth risk factor has been changed to apply to Info-Quote Service.

         The eleventh risk factor has been reviewed and was deleted.

         Risk factor number 15 has been deleted. The statement was not applicable.

         Risk factor 17 has been deleted

         Risk factor 19 has been deleted.

         Risk factor 20 has been deleted.

6. The missing column has been placed in the Use of Proceeds table that represents the use of proceeds for the maximum offering.

7. At the suggestion of the commission the second paragraph after the use of proceeds has been removed.

8. The length of the offering has been placed in the first paragraph of the section. The procedures for what would occur if the minimum is not obtained after 240 days has been added also.

9. The statement "there can be no assurance that any shares will be sold' has been deleted.

10. The appropriate columns have been added to the Security ownership Table to reflect the percentage owned if the minimum or maximum is sold.

11. The selling security holders table has been changed to reflect the percentage owned if only the minimum is sold and the president is not able to sell shares based on the fact that he cannot sell shares until after the minimum is sold. Additionally, the preceding column has been corrected to read "Percent of class owned after the offering if all of the selling security holders shares are sold'.

12. The issue of a Blank Check offering has been addressed and is located in the 3rd and 4th paragraphs of the sub section labeled THE BUSINESS. The response is below for you review.

         This is not a "Blank Check" offering. The definition of a blank check offering in relation to Rule 419 Regulation C is any company that does not have a plan of business, is conducting an offering of a penny stock, and it's primary plan of business is to merge with or conduct a business combination with another entity wishing to go public.

         With respect to the previous conditions our primary plan of business is to market travel packages and not to rely on merging with another entity or conducting a business combination. We at Info-Quote initially made the offering for $35,000 because we felt comfortable with raising the amount of funds specified offering no minimum or maximum. As a result of the possibility of the offering being considered a "Blank Check" offering the management of Info-Quote agreed to raise the limits of the offering to $100,000 and create a minimum of $35,000 and maximum of $100,000. We have also agreed that we would not use any proceeds from the offering until the minimum of $35,000 is met. Also, concerning the price of the offering, we felt that with the price of $0.32 per share we were more likely to attract investors. We felt that a valuation of $5 per share could not be justified. As soon as this offering is declared effective we will voluntarily comply with the rules and regulations in accordance with the 1934 Exchange Act by filing an 8A with the Commission.

13. The commission is correct in assuming that Info Access is an unrelated party that has been contracted to build the web site.

14. In the managements discussion section the numbers have been changed to be consistent with the financial statements.

15. The reference made to December 31, 2000 has been amended to reflect December 31, 1999.

16.  The legal opinion has been amended and placed in the appropriate exhibits.

      Accounting Comments

     The management discussion and analysis has been amended to include discussion of operations through March 31, 2000